Exhibit 99.1

Aqua Metals Provides Fourth Quarter and Year End Corporate Update

Management to Host Call and Webinar Today at 8:00 a.m. Pacific Time

ALAMEDA, Calif., February 14, 2016 – Aqua Metals, Inc. (NASDAQ: AQMS), which is commercializing a non-polluting electrochemical lead recycling technology called AquaRefining™, has provided a corporate update and announced results for the fourth quarter and fiscal year ended December 31, 2016.

Company Highlights:

•	Successfully commissioned and in the process of scaling up production of AquaRefined lead at AquaRefinery 1 in McCarran, Nevada at the Tahoe Reno Industrial Center (TRIC)

•	Signed a strategic partnership covering North America, China and Europe with Johnson Controls, the world’s largest manufacturer of automotive batteries. Under the agreements, Johnson Controls has invested $10.6 million for approximately 5% of Aqua Metals outstanding shares; become the first licensee for AquaRefining technology; agreed to supply Aqua Metals with batteries to recycle as a service; and agreed to purchase AquaRefined metals produced from Aqua Metals' facilities.

•	Signed a strategic partnership with Interstate Batteries, the No. 1 replacement battery brand, the largest independent battery distribution system in North America and the country’s leading battery recycler. Under the agreements, Interstate Batteries made a strategic investment of approximately $10.0 million into Aqua Metals, and agreed to supply lead-acid batteries as feedstock to Aqua Metals.

Management Commentary

“2016 was a pivotal year for the company, as we successfully built, commissioned and began producing products at the world’s first AquaRefinery and deepened our strategic relationships with major players throughout the industry,” said Dr. Stephen Clarke, Chairman and CEO of Aqua Metals. “Our partnerships, most recently with Johnson Controls—the global leader in automotive battery manufacturing and responsible recycling— and Interstate Batteries—the largest independent battery distribution system in North America and the country’s leading battery recycler. — and Battery Systems Inc. – one of the largest independent battery distributors in the U.S. effectively rounds out a sustainable ecosystem for the automotive lead acid battery industry and provides a level of supply and off-take to support our expansion of AquaRefinery 1 and the construction of additional facilities.

“As we move through 2017, we will continue the expansion of AquaRefinery 1, look to build additional AquaRefineries and build out our licensing program. This will include progressing discussions to conclusion with providers of debt or other non-diluting finance for additional AquaRefineries, evaluating complementary licensing opportunities and beginning work on higher value products and markets.”

Fourth Quarter and Year End 2016 Financials (Unaudited)

The Company incurred an operating loss of $4.6 million during the fourth quarter of 2016 compared to an operating loss of $2.4 million for the three months ended December 31, 2015.

Net loss for the fourth quarter of 2016 was $4.9 million, or ($0.30) per basic and diluted share, compared to a net loss of $2.4 million, or ($0.17) per basic and diluted share in the fourth quarter of 2015.

Net loss for the year ended December 31, 2016 was 13.6 million, or ($0.89) per basic and diluted share, compared to a net loss of $12.3 million, or ($1.47) per basic and diluted share in the year ended December 31, 2015.

The Company had $26.6 million in cash and cash equivalents as of December 31, 2016, compared to $31.8 million as of December 31, 2015.

The total number of shares outstanding was 17,878,725 as of December 31, 2016. The total number of shares outstanding February 10, 2017 was 19,210,335. This includes 939,005 shares issued to Johnson Controls and 392,605 shares of warrant exercise.

Conference Call and Webinar

Aqua Metals will host a conference call today, Tuesday, February 14, 2017 at 8:00 a.m. Pacific time (11:00 a.m. Eastern time) to discuss its financial results for the fourth quarter ended December 31, 2016.

Dr. Stephen Clarke, Chairman and Chief Executive Officer, and Thomas Murphy, Chief Financial Officer, will host the call followed by a question and answer session.

To access the call, please use the following information:

Date: Tuesday, February 14, 2017

Time: 8:00 a.m. Pacific time (11:00 a.m. Eastern time)

Dial-in: 1-888-740-6138

International Dial-in: 1-913-312-0653

Passcode: 9432739

Webcast: http://public.viavid.com/index.php?id=122956

A telephone replay will be available approximately three hours after the call and will run through April 14, 2017 by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 9432739.

The webcast will be available for replay for 60 days http://public.viavid.com/index.php?id=122956 and on the investor relations section of the company's website at www.aquametals.com.

About Aqua Metals, Inc.

Aqua Metals (NASDAQ: AQMS) is reinventing lead recycling with its patent-pending AquaRefiningTM technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. Aqua Metals expects its modular AquaRefining systems to allow the lead-acid battery industry to simultaneously reduce negative environmental impacts and increase production to meet rapidly growing demand. Aqua Metals is based in Alameda, California and built its first recycling facility in Nevada’s Tahoe-Reno Industrial Center. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc., the intended benefits of the Company’s agreements with Johnson Controls and Interstate Batteries, the lead-acid battery recycling industry, the future of lead-acid battery recycling via traditional smelters, the Company’s development of its commercial lead-acid battery recycling facilities and the quality, efficiency and profitability of the Company’s proposed lead-acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that the Company has only recently commenced lead-producing operations and completed its initial commercial recycling facility, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (2) the uncertainties in any new commercial relationship and the risk the Company will not realize e expected benefits from its relationships with Johnson Controls and Interstate Batteries; (3) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its additional recycling facilities; (4) changes in the federal, state and foreign laws regulating the recycling of lead-acid batteries; (5) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (6) those other risks disclosed in the section “Risk Factors” included in the Quarterly Report on Form 10-Q filed with the SEC on November 7, 2016. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Company Contact:

Aqua Metals, Inc.

Thomas Murphy

Chief Financial Officer

Main: 1-510-543-0147

www.aquametals.com

Investor Relations:

MZ North America

Greg Falesnik

Managing Director

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us